SEVERANCE AND RELEASE AGREEMENT

This severance and release agreement (the “Termination Release”) is made as of the 30th day of June, 2005 by Shelley D. Schorsch (the “Executive”) and First States Group, L.P. (the “Company”).

WHEREAS, the Executive and the Company have entered into an Employment Agreement (the “Employment Agreement”) dated as of January 1, 2004 that provides for certain compensation and severance amounts upon her termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon her termination of employment set out in the Employment Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of her last day of employment with the Company on June 30, 2005 (the “Termination Date”); and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Employment Agreement or otherwise out of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. SEVERANCE BENEFITS. The Company shall pay and provide the Executive the following severance benefits:

a) The Company shall pay the Executive all amounts due and payable under the terms of the Executive’s Employment Agreement for services rendered by the Executive through the Termination Date. Such payment shall be made in accordance with the Company’s normal and customary payroll practices;

b) The Company shall promptly reimburse the Executive for all business expenses incurred through the Termination Date, provided the Executive submits a request for such reimbursement in accordance with Company reimbursement policy no later than one month following the Termination Date;

c) The Company shall pay the Executive the sum of $817,376.92 (the “Severance Payment”), less any applicable income tax withholding required under federal, state, or local law. The Severance Payment shall be paid in a single lump sum cash payment no later than July 15, 2005. Accrued but unused vacation through the Termination Date is included in the Severance Payment;

d) The Executive, her spouse and her eligible dependants, and their respective beneficiaries where applicable, shall be entitled to participate in the Company’s healthcare, dental and prescription drug plans until June 30, 2008 as set forth in, and in accordance with, Section 8(a)(v) of the Employment Agreement, which section is incorporated by reference;

e) All of the unvested shares from the Executive’s 47,000 shares of American Financial Realty Trust (“AFRT”) restricted stock granted on July 1, 2003, 30,000 shares of AFRT restricted stock granted on January 2, 2004, and 18,774 shares of AFRT restricted stock granted on January 4, 2005, shall vest immediately as of the Termination Date and all restrictions on the sale of such shares (as well as all restricted shares previously vested) shall lapse;

f) All of the unvested options from the Executive’s option to purchase 100,000 shares of AFRT common stock granted on December 18, 2002, shall vest immediately as of the Termination Date, and all outstanding options from such grant shall remain exercisable until June 30, 2007;

g) On the Termination Date, AFRT shall grant to the Executive 48,276 units (the “Units”). Each Unit shall represent the right of the Executive to receive an equivalent number of shares of AFRT common stock on January 3, 2006, which shall hereinafter be referred to as the “Redemption Date,” so that on the Redemption Date the Units shall be converted into shares of AFRT common stock and, upon such conversion, the Executive shall receive 48,276 shares of AFRT common stock. Prior to the Redemption Date, no actual transfer of AFRT shares will be made to the Executive; however, at the time of grant, the Units shall be credited to a bookkeeping account maintained on the records of AFRT for this purpose. Until the Redemption Date, the Executive shall be an unsecured general creditor of AFRT with respect to any rights to receive AFRT shares, the Executive shall not have any interest in any fund or specific assets of AFRT by reason of this grant of Units or the account established for the Executive, and there shall not be any guarantee of the value that the Executive will receive on the Redemption Date. In addition, for all periods prior to the Redemption Date, the Executive shall no voting rights with respect to any AFRT shares represented by the Units and the Executive shall not be entitled to any dividends paid on any AFRT shares represented by the Units. The Executive shall be responsible for the payment of any taxes that result from the grant or redemption of the Units and shall pay to the Company the amount of any withholding taxes. The AFRT shares that will be issued to the Executive on the Redemption Date shall be issued to the Executive under the American Financial Realty Trust 2002 Equity Incentive Plan;

h) The Executive’s 5.0% OPP Allocation shall be 30/36 vested as of the Termination Date. The Executive will thus be vested in 4.167% of the OPP upon the Termination Date and will forfeit back to the OPP the remaining 0.833% of the Executive’s original OPP Allocation. The Executive will participate in the OPP at the 4.167% allocation level with respect to any Cash Award and/or Share Award (as defined in the OPP) paid out to participants for the January 1, 2006 Valuation Date. The payment of any Cash Awards and/or the issuance of any Share Awards shall be made at the same time as the payment and/or issuance is made to other OPP participants;

i) The Company will facilitate the transfer of the Executive’s 401(k) account (or the balance thereof) into another such account or another retirement savings plan, as applicable, if requested by the Executive;

j) The Company shall maintain, until June 30, 2008, directors and officers insurance coverage for the Executive covering her acts or omissions while an officer of the Company and AFRT on a basis no less favorable to her than the coverage provided to current officers and trustees. Additionally, through the sixth anniversary of the Termination Date, the Company shall maintain directors and officers insurance coverage for the Executive covering her acts or omissions while an officer of the Company and AFRT on a basis no less favorable to her than the coverage provided to then-current officers and trustees or, in the event of a change of control, to former officers and trustees of the Company and AFRT and the then-current officers and trustees of their respective successor entities.

k) For such period after the Termination Date that the Executive shall continue to represent AFRT as “Co-Founder” in an advisory, corporate, industry, civic or charitable capacity, the Company shall provide the Executive with the full-time use of (1) office facilities and related services, including desktop and laptop computers, office and cellular phone service, PDA service and secretarial support, and (2) corporate automobiles and car services. The Company shall provide the foregoing in the Jenkintown, Pennsylvania and New York, New York metropolitan areas, and in such other locations where the Company maintains corporate offices. During such period, which shall be for three years after the Termination Date, continuing on a year to year basis thereafter unless terminated within 30 days prior thereto by either the Executive of the Company, the Executive shall not be an employee of the Company and shall receive no compensation or benefits, except as specifically provided for herein.

l) Section 9(c) and Sections 10, 11, 13, 14, 15, and 16 of the Employment Agreement are hereby incorporated by reference.

2. RELEASE. In consideration for the payments to be made pursuant to this Termination Release:

(a) Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of her heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, Section 1981 of the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, The Rehabilitation Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in employment; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law. Notwithstanding anything herein to the contrary, in no event shall this Termination Release apply to Executive’s rights as a shareholder of the Company, the enforcement of the terms of this Termination Release, Executive’s right to indemnification under this Termination Release or otherwise, and rights to benefits under any plan or program of the Company in which Executive participated and under which she accrued and is due a benefit.

(b) Executive represents that she has not filed or permitted to be filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that she will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has filed a complaint, charge, grievance, lawsuit or similar action, she agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.

(c) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim she believes she may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding she may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on her behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits she is entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Executive may have, or her right to enforce her rights under the Employment Agreement.

3. CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to her continuing obligation under the Employment Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Employment Agreement) that she may have acquired, learned, developed, or created by reason of her employment with the Company. Executive also confirms that she has returned, or will promptly return, all Company property, except as otherwise provided in Section 1(k) above.

4. CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION. Executive hereby confirms and agrees to her confidentiality, nonsolicitation and non-competition obligations under the Employment Agreement. For the avoidance of doubt, the Company and the Executive acknowledge that the “Noncompete Period” as defined in the Employment Agreement shall expire on December 31, 2006.

5. NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Executive or the Company, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered or required by a court or an administrative agency of competent jurisdiction.

6. CONFIDENTIALITY. Each of the Executive and the Company agree to keep the terms of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Executive may disclose the terms of this Termination Release to members of her immediate family, her attorney or counselor, and persons assisting her in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Company may disclose the terms of this Termination Release to its certified public accountants, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.

7. PRESS RELEASES AND PUBLIC STATEMENTS. The Executive shall have the opportunity to review AFRT’s proposed press release announcing the termination of the Executive’s employment.

8. SECTION 409A OF THE CODE. To the extent that any payment to the Executive under this Termination Release is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the payment of such benefit is subsequently determined to not comply with the requirements of Section 409A of the Code, the Company shall amend this Termination Release so that such payment will be made in accordance with the requirements of Section 409A of the Code. Amendment of the Termination Release to comply with Section 409A of the Code will not result in the Executive being entitled to receive any enhanced benefit under this Termination Release.

9. ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of her choosing prior to signing this Termination Release and the Executive hereby represents to the Company that she has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have forty-five (45) days to consider the waiver of her rights in this Termination Release, although she may sign this Termination Release sooner if she chooses. Once she has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke her consent to the waiver of her rights. If no such revocation occurs, the Executive’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes her waiver of rights in this Termination Release, this Termination Release will have no force and effect and no Severance Payments (as defined in the Agreement) shall be due or payable.

9. GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of Commonwealth of Pennsylvania, without giving effect to principles of conflicts law.

IN WITNESS WHEREOF, the Executive and the Company have executed this Termination Release as of the day and year first above written.

FIRST STATES GROUP, L.P. By: First States Group, LLC Its general partner	SHELLEY D. SCHORSCH
By: ___________________________ Name: Edward J. Matey Jr. Title: Executive Vice President and General Counsel	—

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to provide the release and waiver contained in this Termination Release, the obligations of First States Group, L.P. under this Termination Release, dated June 30, 2005, with Shelley D. Schorsch, shall be guaranteed by American Financial Realty Trust and American Financial Realty Trust agrees to be bound to all obligations of First States Group, L.P. hereunder to the same extent as First States Group, L.P.

AMERICAN FINANCIAL REALTY TRUST By: Name: Edward J. Matey Jr. Title: Executive Vice President and General Counsel Dated: June 30, 2005